EXHIBIT 22.2

       Consent of Independent Geologist to use of name








                   J.G. Burns & Associates
                     190 Graye Crescent
                  Timmins, Ontario, P4N 8K8

United States Securities and Exchange Commission
Washington, D.C. 20549 May 20,2003


Re: Bluestone Ventures, Inc. Registration Statement on Form
SB-2

Ladies and Gentlemen:

I have acted as consulting geologist to Bluestone Ventures, Inc., a Nevada corporation (the "Company"), in connection with the preparation of a summary report dated February 8, 2001 for the Nagunagisic Lake Property, Thunder Bay Mining
Division of Bluestone Ventures Inc.   I consent to the use
of my report in the Form SB-2 Registration Statement filed by the Company and to the references to me as a consulting geologist to the Company.

           Very truly yours;   J.G. Burns & Associates
                                   By: /s/  J. G. Burns
                                            J. G. Burns